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Exhibit 23.1




                              ACCOUNTANTS' CONSENT


The Board of Directors
KVH Industries, Inc.

     We consent to incorporation of our report dated February 7, 1997, relating to the consolidated balance sheets of KVH Industries, Inc., and subsidiary as of December 31, 1996 and December 1995 and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule for each of the fiscal years in the three-year period ended December 31, 1996, which report on the consolidated financial statements included herein and which report on the related schedule is included in the Annual Report on Form 10-K of KVH Industries, Inc., for the fiscal year ended December 31, 1996.


KPMG PEAT MARWICK LLP


Providence, Rhode Island
March 21, 1997